Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated May 29, 2018, relating to the consolidated financial statements of Summit Semiconductor, Inc., which appears in the Prospectus filed on July 27, 2018 pursuant to Rule 424(b) under the Securities Act of 1933, relating to Summit Semiconductor, Inc.’s Registration Statement No. 333-224267 on Form S-1.

/s/ BPM LLP

San Jose, California

November 9, 2018